THE AMERIPRIME FUNDS
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                        FOR THE WESTCOTT TECHNOLOGY FUND

     This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by AmeriPrime Funds (the "Trust") on behalf of the Westcott Nothing But Net Fund (the "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of the Fund individually and of the Trust as a whole, have approved the Plan.

         The provisions of the Plan are:

         1.       General Description Of Classes.  Each class of shares of the
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                  Fund shall represent interests in the same portfolio of
                  investments of the Fund and shall be identical in all respects, except that each class shall differ with respect to:
                  (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of shares. There currently are three classes designated: Class A, Class B, and Institutional.

                  a. Class A Shares are offered and sold at net asset value plus a maximum sales load of 5.00%. Purchases of $1 million or more are sold at net asset value with no sales load, but are subject to a CDSC of 1.00% if redeemed within one year of the date of purchase. Class A Shares are subject to a maximum 0.25% annual distribution fee.

                  b. Class B Shares are offered at net asset value, without initial sales charge, subject to a maximum 1.00% annual distribution fee (of which .75% is an asset based sales charge and 0.25% is a service fee) and a maximum CDSC, based on the lower of the shares' cost and current net asset value, of 5.00%.

                  c. Institutional Shares are available for purchase by registered investment advisers on behalf of their clients. Institutional shareholders pay no sales load or 12b-1 fees.

         2.       Expense Allocations To Each Class.
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                  a.       In addition to the service and distribution fees
                           described above, certain expenses may be attributable to a particular class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

                           (i) expenses incurred in connection with a meeting of shareholders;
                           (ii)     litigation expenses;
                           (iii)    printing and postage expenses of
                                    shareholders reports, prospectuses and
                                    proxies to current shareholders of a
                                    specific class;
                           (iv) expenses of administrative personnel and services required to support the shareholders of a specific class;
                           (v)      transfer agent fees and shareholder
                                    servicing expenses; and
                           (vi)     such other expenses incurred by or
                                    attributable to a specific class.

                  b. All other expenses of the Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

         3.       Class Designation.  Subject to the approval by the Trustees of
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                  the Trust, the Fund may alter the nomenclature for the
                  designations of one or more of its classes of shares.

         4.       Additional Information. This plan is qualified by and subject
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                  to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

         5.       Effective Date. This Plan is effective on September 22, 1999,
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                  provided that this Plan shall not become effective with
                  respect to the Fund or class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).